Exhibit 99.1

CĪON INVESTMENT CORPORATION AMENDS DISTRIBUTION REINVESTMENT PLAN TO BENEFIT INVESTORS AND DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (September 18, 2013)  - On September 13, 2013, the board of directors (the “Board”) of CĪON Investment Corporation, an ICON Investments company (“CĪON”), amended its distribution reinvestment plan and declared two regular semi-monthly cash distributions of $0.030100 per share each, which will be paid in October.

Amendment to Distribution Reinvestment Plan

Pursuant to the amended distribution reinvestment plan, which will be effective as of October 1, 2013, shareholders electing to participate in the amended plan will have their distributions reinvested in additional shares of common stock of CĪON at a purchase price equal to 90% of the public offering price in effect on the date of purchase.  Currently under the plan, shares are purchased at 95% of CĪON’s public offering price in effect on the date of purchase.

Cash Distributions

Both of the regular semi-monthly cash distributions of $0.030100 per share (an annualized rate of 7.00% based on CĪON’s current $10.32 per share public offering price) will be paid on October 1, 2013, the first to shareholders of record on September 15, 2013 and the second to shareholders of record on September 30, 2013.

Certain Information About Distributions

The determination of the tax attributes of CĪON’s distributions is made annually as of the end of CĪON’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CĪON intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CĪON’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CĪON may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense reimbursements from ICON Investment Group, LLC (“IIG”), which are subject to recoupment. To date, distributions have not been paid from offering proceeds or borrowings, although a portion of CĪON's distributions to shareholders may be deemed to constitute a return of capital for tax purposes. CĪON has not established limits on the amount of funds it may use from available sources to make distributions. For a significant time after the commencement of its offering, a substantial portion of CĪON’s distributions may result from expense reimbursements from IIG, which are subject to repayment by CĪON within three years. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CĪON’s investment performance, and can only be sustained if CĪON achieves positive investment performance in future periods and/or IIG continues to make such expense reimbursements. Shareholders should also understand that CĪON’s future repayments will reduce the distributions that they would otherwise receive.  There can be no assurance that CĪON will achieve such performance in order to sustain these distributions, or be able to pay distributions at all.  IIG has no obligation to provide expense reimbursements to CĪON in future periods.

About CĪON Investment Corporation

CĪON is a middle-market loan fund that is structured as a publicly registered, unlisted business development company.  CĪON offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies.  CĪON leverages the experience of its adviser – CĪON Investment Management, LLC, an ICON Investments company – and its sub-adviser – Apollo Investment Management, L.P., a subsidiary of Apollo Global Management, LLC – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  For more information, please visit www.cioninvestmentcorp.com.

About ICON

ICON Investments (“ICON”)  provides innovative alternative investment solutions to individual and institutional investors through publicly-registered programs, private funds, and separately managed accounts.  As part of its business strategy, ICON has a growing suite of integrated alternative solutions for the intermediary channel, which currently includes: ICON ECI Fund Sixteen, ICON Oil & Gas Fund and CĪON.  ICON and its affiliates have managed investments for more than 58,000 investors and made more than $4.5 billion in total investments. ICON distributes its current sponsored offerings through its affiliated dealer manager, ICON Securities, LLC.  For more information, please visit www.iconinvestments.com.

About Apollo

Apollo Global Management, LLC together with its subsidiaries (“Apollo”) is a leading global alternative investment manager with offices in New York, Houston, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $113 billion as of June 30, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward Looking Statements

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CĪON undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

Other Information

The information in this press release is summary information only and should be read in conjunction with CĪON’s Current Report on Form 8-K and Prospectus Supplement No. 5 on Form 497, each of which CĪON filed with the Securities and Exchange Commission (“SEC”) on September 18, 2013, as well as CĪON’s other reports filed with the SEC. A copy of CĪON’s Current Report on Form 8-K, Prospectus Supplement No. 5 on Form 497 and CĪON’s other reports filed with the SEC can be found on CĪON’s website at www.cioninvestmentcorp.com and the SEC’s website at www.sec.gov.

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